Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2016 Third Quarter Results

BATON ROUGE, LA (October 27, 2016) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended September 30, 2016. The Company reported net income of $2.0 million, or $0.29 per diluted share for the third quarter of 2016, compared to $2.0 million, or $0.28 per diluted share for the quarter ended June 30, 2016, and $1.8 million, or $0.26 per diluted share, for the quarter ended September 30, 2015.

Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:

“We are pleased to have had another great quarter. Our focus on relationship banking continues to positively impact noninterest-bearing demand deposit growth, with 24.3% year-to-date growth. Also during the quarter, we repurchased over 80,000 shares of our common stock, delivering on our commitment to increase shareholder value.

Our prayers go out to those families and businesses affected by the record flooding that occurred in the greater Baton Rouge and surrounding areas in August. While none of our branches were significantly affected by the flood waters, some of our employees and their extended families were greatly impacted. As a member of the affected communities, we have set up programs to help employees and customers experiencing financial difficulty as a result of the flood. We will continue to assist the communities in any way that we can as they rebuild.”

Third Quarter Highlights

•

Total loans, excluding loans held for sale, increased 13.6% year to date, or 18.1% annualized. Total loans, excluding loans held for sale, increased $29.3 million, or 3.6%, compared to June 30, 2016, and increased $136.3 million, or 19.2%, compared to September 30, 2015, to $846.8 million at September 30, 2016.

•

The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $250.3 million at September 30, 2016, an increase of $23.7 million, or 10.5%, compared to $226.6 million at June 30, 2016, and an increase of $50.2 million, or 25.1%, compared to $200.1 million at September 30, 2015.

•

Total noninterest-bearing deposits were $112.4 million at September 30, 2016, an increase of $2.6 million, or 2.4%, compared to June 30, 2016, and an increase of $17.9 million, or 20.7%, compared to September 20, 2015.

•

Total interest income increased $0.3 million, or 2.6%, compared to the quarter ended June 30, 2016, and increased $1.5 million, or 16.0%, compared to the quarter ended September 30, 2015, to $11.0 million for the quarter ended September 30, 2016.

•	Net charge-offs remain low, averaging 0.02% of total loans for the past eight quarters.
•

The Company repurchased 80,773 shares of the Company’s common stock through its stock repurchase program at an average price of $15.34 during the quarter ended September 30, 2016, leaving approximately 29,000 shares available for repurchase. In addition, on October 19, 2016, the board approved an additional 250,000 shares for repurchase under its stock repurchase program.

•	The Bank continues to invest in relationship banking through the hiring of an experienced Treasury Management Officer focused on the Baton Rouge market.

Loans

Total loans were $846.8 million at September 30, 2016, an increase of $29.3 million, or 3.6%, compared to June 30, 2016, and an increase of $136.3 million, or 19.2%, compared to September 30, 2015.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated (dollars in thousands).

				Linked Qtr Change		Year/Year Change		Percentage of Total Loans
	9/30/2016	6/30/2016	9/30/2015	$	%	$	%	9/30/2016	9/30/2015
Mortgage loans on real estate
Construction and development	$92,355	$101,080	$79,796	$(8,725)	-8.6%	$12,559	15.7%	10.9%	11.2%
1-4 Family	175,392	166,778	154,277	8,614	5.2	21,115	13.6	20.7	21.7
Multifamily	42,560	37,300	24,484	5,260	14.1	18,076	73.8	5.0	3.5
Farmland	8,281	8,343	3,009	(62)	(0.7)	5,272	175.2	1.0	0.4
Commercial real estate
Owner-occupied	172,952	151,464	132,419	21,488	14.2	40,533	30.6	20.5	18.7
Nonowner-occupied	192,270	180,842	126,555	11,428	6.3	65,715	51.9	22.7	17.8
Commercial and industrial	77,312	75,103	67,671	2,209	2.9	9,641	14.2	9.1	9.5
Consumer	85,706	96,560	122,350	(10,854)	(11.2)	(36,644)	30.0	10.1	17.2
Total loans	846,828	817,470	710,561	29,358	3.6%	136,267	19.2%	100%	100%
Loans held for sale	40,553	46,717	55,653	(6,164)	(13.2)	(15,100)	(26.9)
Total gross loans	$887,381	$864,187	$766,214	$23,194	2.7%	$121,167	15.8%

Consumer loans, including consumer loans held for sale, totaled $126.3 million at September 30, 2016, a decrease of $17.0 million, or 11.9%, compared to $143.3 million at June 30, 2016, and a decrease of $49.4 million, or 28.1%, compared to $175.7 million at September 30, 2015. The decrease compared to the linked quarter is mainly attributable to principal payments on consumer loan balances. Since the Bank discontinued accepting indirect auto loan applications at the end of 2015, which was the primary source of its consumer loan portfolio and consumer loans held for sale, the consumer loan portfolio is expected to decrease over time. The Bank currently has the intent and ability to sell the balance of the consumer loans classified as held for sale at September 30, 2016, however, if this classification were to change, the loans would be transferred to the consumer loan portfolio.

At September 30, 2016, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $250.3 million, an increase of $23.7 million, or 10.5%, compared to the business lending portfolio of $226.6 million at June 30, 2016 and an increase of $50.2 million, or 25.1%, compared to the business lending portfolio of $200.1 million at September 30, 2015.

Credit Quality

Nonperforming loans were $9.0 million, or 1.06% of total loans, at September 30, 2016, an increase of $3.5 million, or 63.7%, compared to $5.5 million, or 0.67% of total loans, at June 30, 2016, and an increase of $6.4 million, or 243%, compared to $2.6 million, or 0.37% of total loans, at September 30, 2015. The allowance for loan losses was $7.4 million, or 82.4% and 0.87% of nonperforming loans and total loans, respectively, at September 30, 2016, compared to $7.1 million, or 129.6% and 0.87% of nonperforming loans and total loans, respectively, at June 30, 2016, and $5.9 million, or 226.4% and 0.83% of nonperforming loans and total loans, respectively, at September 30, 2015. The allowance for loan losses plus the fair value marks on acquired loans was 0.95% of total loans at September 30, 2016 compared to 0.95% at June 30, 2016 and 0.93% at September 30, 2015. The increase in nonperforming loans and the decrease in the allowance for loan losses as a percentage of nonperforming loans at September 30, 2016 when compared to both June 30, 2016 and September 30, 2015 are mainly attributable to a $4.7 million owner-occupied commercial real estate relationship. Management has evaluated the loan relationship and has recorded a specific reserve of approximately $0.5 million in the allowance for loan losses. Also included in nonperforming loans is a $2.6 million commercial and industrial loan relationship not related to the oil and gas industry that was placed on nonaccrual status in the second quarter of 2016, as mentioned in a prior release. The Company has determined that a specific reserve is no longer required on the loan as it believes sufficient collateral exists after receiving additional cash collateral from the borrower. Subsequent to the end of the third quarter, the Company received a $0.5 million principal pay-down on this loan relationship. A bankruptcy plan was accepted by the borrower’s creditors and the Company does not expect a loss on this loan at this time. As a result of the loan remaining current throughout the bankruptcy process and the additional cash collateral, the Company anticipates the loan to be placed back on accrual during the fourth quarter.

The Company has instituted a 90-day loan deferral program for customers who were impacted by the flood and has allocated a portion of its general reserves to the potential impact as a result of the flood. The Company placed approximately $23.5 million, or 2.8% of the total loan portfolio on a 90-day deferral plan. The Company continues to assess the impact the flooding may have on the region and its loan portfolio to determine the need for specific or additional general reserves.

The provision for loan loss expense was $0.5 million for the third quarter of 2016, a decrease of $0.4 million and an increase of $0.1 million compared to June 30, 2016 and September 30, 2015, respectively. The decrease in the provision for loan loss expense for the third quarter of 2016 when compared to the second quarter of 2016 is attributable to the specific reserve that was recorded during the second quarter for the commercial and industrial loan relationship mentioned above.

Management continues to monitor the Company’s loan portfolio for exposure to potential negative impacts of suppressed oil and gas prices. We consider our exposure to the energy sector not to be significant, at less than one percent of the total loan portfolio at September 30, 2016. However, should the price of oil and gas decline further and/or remain at the current low price for an extended period, the general economic conditions in our south Louisiana markets could be negatively affected and could negatively impact borrowers’ ability to service their debt. Management continually evaluates the allowance for loan losses based on several factors, including economic conditions, and currently believes that any potential negatively affected future cash flows related to these loans would be covered by the current allowance for loan losses.

Deposits

Total deposits at September 30, 2016 were $907.0 million, an increase of $39.8 million, or 4.6%, compared to June 30, 2016 and an increase of $176.6 million, or 25.0%, compared to September 30, 2015. The increase in total deposits was driven by an increase in noninterest-bearing deposits of $17.9 million, or 20.7%, an increase in money market accounts of $27.9 million, or 30.3%, and an increase in time deposits of $115.4 million, or 33.6%, compared to September 30, 2015.

The Company’s focus on relationship banking continues to positively impact noninterest-bearing demand deposit growth.

The following table sets forth the composition of the Company’s deposits as of the dates indicated (dollars in thousands).

				Linked Qtr Change		Year/Year Change		Percentage of Total Deposits
	9/30/2016	6/30/2016	9/30/2015	$	%	$	%	9/30/2016	9/30/2015
Noninterest-bearing demand deposits	$112,414	$109,828	$94,533	$2,586	2.4%	$17,881	20.7%	12.4%	12.9%
NOW accounts	150,551	139,893	132,739	10,658	7.6	17,812	13.6	16.6	18.2
Money market deposit accounts	123,487	108,552	95,584	14,935	13.8	27,903	30.3	13.6	13.1
Savings accounts	51,332	52,899	53,717	(1,567)	(3.0)	(2,385)	(4.5)	5.7	7.3
Time deposits	469,267	456,033	353,861	13,234	2.9	115,406	33.6	51.7	48.5
Total deposits	$907,051	$867,205	$730,434	$39,846	4.6%	$176,617	25.0%	100%	100%

Net Interest Income

Net interest income for the third quarter of 2016 totaled $8.8 million, an increase of $0.1 million, or 1.1%, compared to the second quarter of 2016, and an increase of $0.8 million, or 10.1%, compared to the third quarter of 2015. The increase was a direct result of continued growth of the Company’s loan portfolio with an increase in net interest income of $1.2 million due to an increase in volume offset by a $0.4 million decrease related to a reduction in yield compared to the third quarter of 2015.

The Company’s net interest margin was 3.23% for the quarter ended September 30, 2016 compared to 3.38% for the second quarter of 2016 and 3.52% for the third quarter of 2015. The yield on interest-earning assets was 4.06% for the quarter ended September 30, 2016 compared to 4.18% for the second quarter of 2016 and 4.20% for the third quarter of 2015. The decrease in net interest margin and yield on interest-earning assets when compared to the second quarter of 2016 is mainly attributable to the increase in nonaccrual loans during the third quarter, as discussed in Credit Quality above, as well as the decline in the yields on investment securities due to an increase in pay-downs of securities with unamortized premiums.

The cost of deposits increased two basis points for the quarter ended September 30, 2016 compared to the second quarter of 2016, and increased thirteen basis points compared to the third quarter of 2015. The increase in the cost of deposits when compared to the third quarter of 2015 is primarily a result of increases in time deposit rates. During the third quarter of 2016, the Company began lowering its rates on time deposits in an effort to begin reducing its cost of funds. Subsequent to the end of the quarter, time deposit rates have been lowered further as we attempt to improve our funding costs.

Noninterest Income

Noninterest income for the third quarter of 2016 totaled $1.0 million, a decrease of $1.2 million, or 54.4%, compared to the second quarter of 2016, and a decrease of $1.1 million, or 52.5%, compared to the third quarter of 2015. The decrease in noninterest income when compared to the quarter ended June 30, 2016 is mainly attributable to the $1.3 million gain on sale of fixed assets recognized for the sale of the land and building of one of the Bank’s branch locations to a healthcare company in the second quarter. The decrease in noninterest income when compared to the third quarter of 2015 is mainly due to the $1.0 million decrease in the gain on sale of loans. Since exiting the indirect auto loan origination business at the end of 2015, the Bank has experienced decreased loan sales and has ceased originations of consumer loans held for sale. The Bank does intend to sell the balance of the consumer loans held for sale at September 30, 2016, however, it expects the gain on sale of loans to diminish over time.

Noninterest Expense

Noninterest expense for the third quarter of 2016 totaled $6.5 million, a decrease of $0.6 million, or 7.8%, compared to the second quarter of 2016, and a decrease of $0.5 million, or 6.6%, compared to the third quarter of 2015. The decrease in noninterest expense compared to the second quarter of 2016 is primarily due to $0.6 million in customer reimbursements that we paid to certain borrowers during the second quarter. The decrease in noninterest expense compared to the third quarter of 2015 is mainly due to a $0.2 million decrease in salaries and benefits and a $0.4 million decrease in other operating expenses.

Along with its normal operating expenses, during the third quarter of 2016 the Company recorded additional expense in other operating expenses of approximately $31,000 related to employee and community assistance as a result of the August flooding.

Basic Earnings Per Share and Diluted Earnings Per Share

The Company reported both basic and diluted earnings per share of $0.29 for the three months ended September 30, 2016, an increase of $0.03, compared to basic and diluted earnings per share of $0.26 for the three months ended September 30, 2015.

Taxes

The Company recorded income tax expense of $0.7 million for the quarter ended September 30, 2016, which equates to an effective tax rate of 26.8%. The Company recorded a $0.1 million tax benefit during the quarter related to the filing of its 2015 tax return which contributed to the lower effective tax rate during the quarter. Management expects the effective income tax rate to approximate 32.5% for the fourth quarter of 2016.

About Investar Holding Corporation

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, a state chartered bank. The Company’s primary market is South Louisiana and it currently operates 10 full service banking offices located throughout its market. At September 30, 2016, the Company had 155 full-time equivalent employees.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” and “tangible book value per common share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;
•	our ability to achieve organic loan and deposit growth, and the composition of that growth;
•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;
•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;
•	our dependence on our management team, and our ability to attract and retain qualified personnel;
•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers and including the potential impact on our borrowers of the August 2016 flooding in Baton Rouge and surrounding areas;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;
•	the concentration of our business within our geographic areas of operation in Louisiana; and
•	concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and Item 7. “Special Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

For further information contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2016	6/30/2016	9/30/2015	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$10,993	$10,719	$9,480	2.6%	16.0%
Total interest expense	2,240	2,061	1,528	8.7%	46.6%
Net interest income	8,753	8,658	7,952	1.1%	10.1%
Provision for loan losses	450	800	400	-43.8%	12.5%
Total noninterest income	1,029	2,256	2,167	-54.4%	-52.5%
Total noninterest expense	6,548	7,104	7,013	-7.8%	-6.6%
Income before income taxes	2,784	3,010	2,706	-7.5%	2.9%
Income tax expense	747	1,005	850	-25.7%	-12.1%
Net income	$2,037	$2,005	$1,856	1.6%	9.8%

AVERAGE BALANCE SHEET DATA
Total assets	$1,134,591	$1,086,604	$944,234	4.4%	20.2%
Total interest-earning assets	1,075,145	1,028,360	895,208	4.5%	20.1%
Total loans	840,028	800,710	692,196	4.9%	21.4%
Total gross loans	874,272	852,475	777,080	2.6%	12.5%
Total interest-bearing deposits	784,591	739,678	634,232	6.1%	23.7%
Total interest-bearing liabilities	905,521	866,386	738,612	4.5%	22.6%
Total deposits	887,327	835,215	721,657	6.2%	23.0%
Total stockholders’ equity	113,056	112,035	107,795	0.9%	4.9%

PER SHARE DATA
Earnings:
Basic earnings per share	$0.29	$0.28	$0.26	3.6%	11.5%
Diluted earnings per share	0.29	0.28	0.26	3.6%	11.5%
Book value per share	15.93	15.63	14.88	1.9%	7.1%
Tangible book value per share(1)	15.47	15.18	14.45	1.9%	7.1%
Common shares outstanding	7,131,186	7,214,734	7,264,261	-1.2%	-1.8%

PERFORMANCE RATIOS
Return on average assets	0.71%	0.74%	0.78%	-4.1%	-9.0%
Return on average equity	7.15%	7.18%	6.83%	-0.4%	4.7%
Net interest margin	3.23%	3.38%	3.52%	-4.4%	-8.2%
Net interest income to average assets	3.06%	3.20%	3.34%	-4.4%	-8.4%
Noninterest expense to average assets	2.29%	2.62%	2.95%	-12.6%	-22.4%
Efficiency ratio(2)	66.94%	65.09%	69.31%	2.8%	-3.4%
Dividend payout ratio	3.81%	3.57%	3.19%	6.7%	19.4%
Net charge-offs to average loans	0.02%	0.02%	0.03%	0.0%	33.3%

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	9/30/2016	6/30/2016	9/30/2015	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.80%	0.51%	0.40%	56.9%	100.0%
Nonperforming loans to total loans	1.06%	0.67%	0.37%	58.2%	186.5%
Allowance for loan losses to total loans	0.87%	0.87%	0.83%	0.0%	4.8%
Allowance for loan losses to nonperforming loans	82.4%	129.6%	226.4%	-36.4%	-63.6%

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	9.84%	10.01%	11.53%	-1.7%	-14.7%
Tangible equity to tangible assets(1)	9.59%	9.75%	11.23%	-1.6%	-14.6%
Tier 1 leverage ratio	10.10%	10.46%	11.61%	-3.4%	-13.0%
Common equity tier 1 capital ratio(2)	11.03%	11.11%	12.69%	-0.7%	-13.1%
Tier 1 capital ratio(2)	11.38%	11.47%	13.11%	-0.8%	-13.2%
Total capital ratio(2)	12.12%	12.19%	13.82%	-0.6%	-12.3%
Investar Bank:
Tier 1 leverage ratio	9.94%	10.26%	11.25%	-3.1%	-11.6%
Common equity tier 1 capital ratio(2)	11.20%	11.25%	12.71%	-0.4%	-11.9%
Tier 1 capital ratio(2)	11.20%	11.25%	12.71%	-0.4%	-11.9%
Total capital ratio(2)	11.94%	11.97%	13.42%	-0.3%	-11.0%

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for September 30, 2016.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2016	June 30, 2016	September 30, 2015
ASSETS
Cash and due from banks	$10,172	$9,958	$6,595
Interest-bearing balances due from other banks	35,811	27,175	13,058
Federal funds sold	172	1	223
Cash and cash equivalents	46,155	37,134	19,876

Available for sale securities at fair value (amortized cost of $147,609, $149,986, and $84,218, respectively)	148,981	151,841	84,566
Held to maturity securities at amortized cost (estimated fair value of $21,625, $25,810, and $27,486, respectively)	21,454	25,656	27,525
Loans held for sale	40,553	46,717	55,653
Loans, net of allowance for loan losses of $7,383, $7,091, and $5,911, respectively	839,445	810,379	704,650
Other equity securities	7,388	7,371	4,899
Bank premises and equipment, net of accumulated depreciation of $6,380, $6,017, and $5,796, respectively	31,835	30,147	29,916
Other real estate owned, net	279	279	1,178
Accrued interest receivable	3,081	2,840	2,560
Deferred tax asset	1,384	1,459	1,803
Goodwill and other intangible assets	3,244	3,254	3,185
Bank-owned life insurance	7,150	7,101	-
Other assets	3,256	2,752	1,936
Total assets	$1,154,205	$1,126,930	$937,747

LIABILITIES
Deposits
Noninterest-bearing	$112,414	$109,828	$94,533
Interest-bearing	794,637	757,377	635,901
Total deposits	907,051	867,205	730,434
Advances from Federal Home Loan Bank	88,943	93,599	47,900
Repurchase agreements	23,554	28,854	34,648
Junior subordinated debt	3,609	3,609	3,609
Accrued taxes and other liabilities	17,472	20,900	13,028
Total liabilities	1,040,629	1,014,167	829,619

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	-	-	-
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 7,359,666, 7,359,976, and 7,304,910 shares issued and 7,131,186, 7,214,734, and 7,264,261 shares outstanding, respectively	7,360	7,360	7,305
Treasury stock	(3,526)	(2,249)	(630)
Surplus	85,124	84,958	84,588
Retained earnings	24,465	22,507	17,257
Accumulated other comprehensive income (loss)	153	187	(392)
Total stockholders’ equity	113,576	112,763	108,128
Total liabilities and stockholders’ equity	$1,154,205	$1,126,930	$937,747

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

INTEREST INCOME
Interest and fees on loans	$10,011	$9,781	$8,912	$29,277	$25,856
Interest on investment securities	920	891	550	2,667	1,558
Other interest income	62	47	18	146	53
Total interest income	10,993	10,719	9,480	32,090	27,467

INTEREST EXPENSE
Interest on deposits	1,934	1,763	1,358	5,212	3,849
Interest on borrowings	306	298	170	920	387
Total interest expense	2,240	2,061	1,528	6,132	4,236
Net interest income	8,753	8,658	7,952	25,958	23,231

Provision for loan losses	450	800	400	1,704	1,500
Net interest income after provision for loan losses	8,303	7,858	7,552	24,254	21,731

NONINTEREST INCOME
Service charges on deposit accounts	79	88	95	264	286
Gain on sale of investment securities, net	204	144	334	428	468
Gain on sale of fixed assets, net	-	1,252	14	1,252	14
Gain (loss) on sale of real estate owned, net	-	10	(147)	11	(141)
Gain on sale of loans, net	-	-	1,023	313	3,831
Fee income on loans held for sale, net	118	106	261	347	771
Servicing fees	392	431	429	1,291	1,082
Other operating income	236	225	158	666	462
Total noninterest income	1,029	2,256	2,167	4,572	6,773
Income before noninterest expense	9,332	10,114	9,719	28,826	28,504

NONINTEREST EXPENSE
Depreciation and amortization	371	369	362	1,110	1,081
Salaries and employee benefits	3,945	3,890	4,161	11,708	12,040
Occupancy	265	242	217	743	655
Data processing	374	367	389	1,115	1,099
Marketing	102	102	35	316	155
Professional fees	312	375	271	966	770
Customer reimbursements	-	584	-	584	-
Other operating expenses	1,179	1,175	1,578	3,494	4,319
Total noninterest expense	6,548	7,104	7,013	20,036	20,119
Income before income tax expense	2,784	3,010	2,706	8,790	8,385
Income tax expense	747	1,005	850	2,758	2,766
Net income	$2,037	$2,005	$1,856	$6,032	$5,619

EARNINGS PER SHARE
Basic earnings per share	$0.29	$0.28	$0.26	$0.85	$0.78
Diluted earnings per share	$0.29	$0.28	$0.26	$0.84	$0.78
Cash dividends declared per common share	$0.01	$0.01	$0.01	$0.03	$0.02

INVESTAR HOLDING CORPORATION
EARNINGS PER COMMON SHARE
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the nine months ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Net income available to common stockholders	$2,037	$2,005	$1,856	$6,032	$5,619
Weighted average number of common shares outstanding used in computation of basic earnings per common share	7,059,953	7,158,532	7,217,006	7,137,398	7,218,603
Effect of dilutive securities:
Restricted stock	15,546	15,298	9,326	8,991	4,812
Stock options	15,369	14,715	13,980	14,920	12,385
Stock warrants	11,575	11,231	12,269	11,360	11,284
Weighted average number of common shares outstanding plus effect of dilutive securities used in computation of diluted earnings per common share	7,102,443	7,199,776	7,252,581	7,172,669	7,247,084
Basic earnings per share	$0.29	$0.28	$0.26	$0.85	$0.78
Diluted earnings per share	$0.29	$0.28	$0.26	$0.84	$0.78

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$874,272	$10,011	4.54%	$852,475	$9,781	4.60%	$777,080	$8,912	4.55%
Securities:
Taxable	136,047	728	2.12	129,126	732	2.27	82,476	444	2.14
Tax-exempt	30,733	192	2.48	25,105	159	2.54	17,234	106	2.44
Interest-bearing balances with banks	34,093	62	0.72	21,654	47	0.87	18,418	18	0.39
Total interest-earning assets	1,075,145	10,993	4.06	1,028,360	10,719	4.18	895,208	9,480	4.20
Cash and due from banks	7,138			7,647			5,669
Intangible assets	3,248			3,258			3,189
Other assets	56,273			54,123			46,061
Allowance for loan losses	(7,213)			(6,784)			(5,893)
Total assets	$1,134,591			$1,086,604			$944,234

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$262,841	$433	0.65%	$247,052	$393	0.64%	$229,919	$369	0.64%
Savings deposits	51,924	88	0.67	52,728	88	0.67	53,407	91	0.68
Time deposits	469,826	1,413	1.19	439,898	1,282	1.17	350,906	898	1.02
Total interest-bearing deposits	784,591	1,934	0.98	739,678	1,763	0.96	634,232	1,358	0.85
Short-term borrowings	98,286	237	0.96	103,274	229	0.89	68,544	32	0.19
Long-term debt	22,644	69	1.21	23,434	69	1.18	35,836	138	1.53
Total interest-bearing liabilities	905,521	2,240	0.98	866,386	2,061	0.95	738,612	1,528	0.82
Noninterest-bearing deposits	102,736			95,537			87,425
Other liabilities	13,278			12,646			10,402
Stockholders’ equity	113,056			112,035			107,795
Total liability and stockholders’ equity	$1,134,591			$1,086,604			$944,234
Net interest income/net interest margin		$8,753	3.23%		$8,658	3.38%		$7,952	3.52%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the nine months ended
	September 30 2016			September 30, 2015
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$853,116	$29,277	4.57%	$740,652	$25,856	4.67%
Securities:
Taxable	125,982	2,172	2.30	76,069	1,214	2.13
Tax-exempt	25,920	495	2.54	18,381	344	2.50
Interest-bearing balances with banks	25,608	146	0.76	17,863	53	0.40
Total interest-earning assets	1,030,626	32,090	4.15	852,965	27,467	4.31
Cash and due from banks	7,335			5,597
Intangible assets	3,228			3,199
Other assets	54,478			45,619
Allowance for loan losses	(6,770)			(5,497)
Total assets	$1,088,897			$901,883

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$249,960	$1,205	0.64%	$219,018	$1,034	0.63%
Savings deposits	52,596	265	0.67	54,158	274	0.68
Time deposits	431,328	3,742	1.16	339,129	2,541	1.00
Total interest-bearing deposits	733,884	5,212	0.95	612,305	3,849	0.84
Short-term borrowings	111,418	710	0.85	53,030	72	0.18
Long-term debt	24,243	210	1.15	39,213	315	1.07
Total interest-bearing liabilities	869,545	6,132	0.94	704,548	4,236	0.80
Noninterest-bearing deposits	95,225			82,157
Other liabilities	12,135			8,736
Stockholders’ equity	111,992			106,442
Total liability and stockholders’ equity	$1,088,897			$901,883
Net interest income/net interest margin		$25,958	3.36%		$23,231	3.64%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2016	June 30, 2016	September 30, 2015
Tangible common equity
Total stockholder's equity	$113,576	$112,763	$108,128
Adjustments:
Goodwill	2,684	2,684	2,684
Core deposit intangible	460	470	501
Trademark intangible	100	100	-
Tangible common equity	$110,332	$109,509	$104,943
Tangible assets
Total assets	$1,154,205	$1,126,930	$937,747
Adjustments:
Goodwill	2,684	2,684	2,684
Core deposit intangible	460	470	501
Trademark intangible	100	100	-
Tangible assets	$1,150,961	$1,123,676	$934,562

Common shares outstanding	7,131,186	7,214,734	7,264,261
Tangible equity to tangible assets	9.59%	9.75%	11.23%
Book value per common share	$15.93	$15.63	$14.88
Tangible book value per common share	15.47	15.18	14.45